Prospectus Supplement No. 4                     Filed Pursuant To Rule 424(b)(3)
To Prospectus Dated February 11, 2000           Registration No. 333-95935

                                 $500,000,000

                          EXODUS COMMUNICATIONS, INC.

    4 3/4% Convertible Subordinated Notes Due July 15, 2008 and 7,101,700 shares of Common Stock Issuable Upon Conversion of the Notes

                              -------------------

    This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due March 15, 2008 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

    This prospectus supplement should be read in conjunction with the prospectus dated February 11, 2000 and the prospectus supplements dated April 10, 2000, May 25, 2000 and September 18, 2000, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

    The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below.


-------------------------------------------------------------------------------------------
      Name           Principal Amount of    Common Stock     Common    Common Stock Owned
                      Notes Beneficially   Owned Prior to     Stock     After Completion
                      Owned and Offered     the 0ffering     Offered    of the Offering
                                              (1) (2)         (2)
-------------------------------------------------------------------------------------------
 Security Trend            500,000              7,101        7,101              0
   Partners

-------------------------------------------------------------------------------------------
Goldman Sachs and          999,999             14,203       14,203              0
    Company

-------------------------------------------------------------------------------------------
    Lutheran               500,000              7,101        7,101              0
Brotherhood Series
  High Yield

-------------------------------------------------------------------------------------------

(1) Includes common stock into which the notes are convertible.

(2) Assumes a conversion rate of 14.2034 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

    Investing in our common stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus and those contained in documents incorporated by reference into this prospectus.

                              -------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                              -------------------

    The date of this prospectus supplement is November 22, 2000.